Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE THIRD QUARTER OF 2003

LOWELL, ARKANSAS, October 14, 2003 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record third quarter 2003 net earnings of $32.7 million, or diluted earnings per share of 40 cents, compared with 2002 third quarter earnings of $16.8 million, or 21 cents per diluted share.  All per share numbers have been adjusted to reflect a 2 for 1 stock split effective August 29, 2003.

Total operating revenue for the current quarter was $622 million, compared with $583 million during the third quarter of 2002.  During the third quarter of 2003, revenue of our Truck segment was basically flat, while the Intermodal segment revenue rose 16% over the comparable period of 2002.  Dedicated segment (DCS) revenue increased 4% during the current quarter.  Consolidated operating income of $57.6 million increased 105% from the same quarter a year ago as the overall operating ratio improved 450 basis points to 90.7%.

“Clearly we are pleased with the improvement in profitability of the Company as we recorded record net earnings in the third quarter.  Achieving the progress we have witnessed over the past three years has not been easy.  If not for the dedication and tremendous effort and sacrifice of our talented workforce, we would not have reached these milestones.  The economy has been lackluster for the better part of that three year period and continues to struggle intermittently.  Still, through internal adjustments and efficiency gains, we were able to once again show marked improvement in profitability as our quest for appropriate margins in each of our three business segments continued in earnest during the third quarter.  Challenges lie ahead.  The once ever-present, but lately subdued, driver shortage began to re-appear in the last six months.  We have responded to the tightening of driver supply by temporarily adjusting our starting pay in the Truck segment.  Rather than wait for idle capacity, we chose to initiate a pre-emptive move to shore up our driver population.  If the pay increase becomes permanent, we estimate it will cost approximately two cents per share on an annual basis. Expansion of capacity in the truckload industry, already put on hold by a number of economic issues, seems all but impossible for the foreseeable future given the renewed difficulty of hiring additional truck drivers.  Also, new Federal Hours of Service regulations are expected to limit the available driving time of the nation’s driving force, putting more pressure on driver’s productivity and ultimately on their incomes.  Capacity shortages that have been felt sporadically across the country are likely to increase once the new rules are implemented in January of 2004.  These major issues along with continued cost increases in a number of areas will continue to necessitate significant freight rate increases.  We are confident in our ability to provide the highest quality drivers and equipment in large quantities across a vast geographical area, while providing best-in-class service to our valued customers.  We will continue to offer SAFE, broad, customized logistical solutions to America’s shippers using the optimal combination of truckload, dedicated and intermodal service at a reasonable price.  Given the progress we have witnessed in our profitability over the last several quarters and our confidence that this momentum can be sustained, we are excited and optimistic about the future,” stated Kirk Thompson, President and Chief Executive Officer.

The Truck operating ratio was 91.6% for the quarter, a 370 basis point improvement versus the comparable period last year.  Revenue for the Truck segment declined to $214 million from $215 million as the truck fleet was reduced by approximately 24 units versus the same quarter a year ago and utilization continued to lag the previous year.    Net revenue (excluding fuel surcharges) per tractor per day totaled $561, in spite of the decline in miles per tractor, primarily because rate yields continued to improve.  The loaded rate per mile (excluding fuel surcharges) increased 5.6% relative to a year ago.  Similar to the second quarter of 2003, extra empty miles were incurred to provide needed capacity to some customers.  Thus, empty miles were up to 10.2% versus 9.0% for the third quarter a year ago (even though we are paid for empty miles by some customers to meet their repositioning requests, we continue to categorize those paid empty miles as empty in calculating the empty mile percentage).  The higher rates are a result of our yield management initiatives and price increases implemented to address the higher costs affecting the truckload industry.  One of the significant cost increases that have plagued the trucking industry in recent months has been the spike in insurance and claims costs.  We continue to put safe operations at the top of our priorities and enjoyed a relatively safe quarter in the Truck segment during the current quarter.  While the improvement in profitability is noteworthy, we believe there is potential for further improvement.  Adequate returns in the Truck segment are a prerequisite for re-investment in the truckload business and we have no plans to add capacity in the Truck segment until satisfactory margins are achieved.  The average number of trucks was 5,607 for the third quarter 2003 and 5,631 for the third quarter 2002.

In the Intermodal segment, the operating ratio was 89.6% for the third quarter of 2003, marking our first sub-90% operating ratio since the separation of our Truck and Intermodal business segments in 2000.  Intermodal revenue rose to $241 million from $207 million in the third quarter of 2002.  Significant cost reductions in the area of both tractor and container maintenance contributed to the improved margin.  These cost reductions, along with an improvement in utilization of the assets, are a direct result of the replacement of one-third of the container fleet in 2002 and a significant continuing investment in new tractors and containers in 2003.  Dray costs per load, the pick-up and delivery portion of the intermodal move, were down 9% in the third quarter of 2003 versus a year ago, positively impacting profitability.   As in the Truck segment, yield management activity in Intermodal resulted in a more profitable freight mix by successfully de-emphasizing less profitable lanes.  Utilization of company containers as measured in turns per month reached record levels during the quarter and improved 3% versus a year ago.  Intermodal demand was strong throughout the quarter.  Intermodal revenue per loaded mile (excluding fuel surcharge) was up 0.6% when compared with the same period in 2002.  This improvement in revenue per loaded mile coupled with an increase in length of haul led to a 2% increase in revenue per load compared to last year.

The operating ratio for the DCS segment was 91.4% for the current quarter, a 610 basis point improvement over the same period a year ago and the best in 15 quarters.  Driving the improvement was a continued focus on strategic asset deployment, utilization and productivity improvement, and effective cost management during the quarter.  While the tractor fleet declined 6%, revenue rose 4%, to $170 million in 2003 and operating income was a record $14.6 million for the quarter.  Evidence of successful concentration on efficient use of assets is revealed in a 7% increase in utilization of tractors, an 8% increase in loaded miles per load, a 90 basis point decline in empty miles and a 6% increase in backhaul volume.  Productivity, measured by net revenue per tractor per workday excluding fuel surcharge, increased 8%, year over year.  The average number of trucks was 4,474 for the third quarter of 2003 versus 4,759 for the third quarter of 2002.  Similar to the Truck segment, DCS must manage the risks of driver supply and the compounding effect of the new Federal Hours of Service rules.  The adjustments required in operations and expenses of each dedicated project are being addressed on an account-by-account basis.  Expense control will continue to be a key focal point for DCS and growth will be embraced to respond to customer demand, but only when financial return requirements are satisfied.

The effect of Holiday shutdowns, the possibility of weather delays, fewer working trucks between Christmas and New Year’s Day, and the drop-off in demand that typically occurs after December 15th add additional complexity to predicting earnings for the fourth quarter.  Given similar operating characteristics and conditions, sequentially we would expect 2003 fourth quarter earnings to mimic the experience in 2002, which trailed third quarter earnings per share by approximately 20%.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2002.  We assume no obligation to update any forward looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at the Company’s web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30
	2003		2002
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues	$621,644	100.0%	$582,671	100.0%

Operating expenses
Salaries, wages and employee benefits	197,618	31.8%	213,625	36.7%
Rents and purchased transportation	205,905	33.1%	181,756	31.2%
Fuel and fuel taxes	55,161	8.9%	54,828	9.4%
Depreciation and amortization	38,197	6.1%	36,449	6.2%
Operating supplies and expenses	31,212	5.0%	32,465	5.6%
Insurance and claims	13,946	2.2%	13,415	2.3%
Operating taxes and licenses	8,219	1.3%	8,710	1.5%
General and administrative expenses, net of gains	7,996	1.3%	7,436	1.3%
Communication and utilities	5,815	1.0%	5,961	1.0%
Total operating expenses	564,069	90.7%	554,645	95.2%
Operating income	57,575	9.3%	28,026	4.8%
Interest expense	(4,445)	(0.8)%	(5,541)	(1.0)%
Equity in earnings (loss) of associated companies	(23)	(0.0)%	(144)	(0.0)%
Earnings before income taxes	53,107	8.5%	22,341	3.8%
Income taxes	20,446	3.2%	5,585	0.9%
Net earnings	$32,661	5.3%	$16,756	2.9%
Average basic shares outstanding	79,802		78,453
Basic earnings per share	$0.41		$0.21
Average diluted shares outstanding	82,558		80,490
Diluted earnings per share	$0.40		$0.21

	Nine Months Ended September 30
	2003		2002
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues	$1,792,723	100.0%	$1,650,221	100.0%

Operating expenses
Salaries, wages and employee benefits	584,255	32.6%	612,152	37.1%
Rents and purchased transportation	584,004	32.6%	507,400	30.7%
Fuel and fuel taxes	174,853	9.7%	152,790	9.3%
Depreciation and amortization	113,006	6.3%	108,353	6.6%
Operating supplies and expenses	90,942	5.1%	97,612	5.9%
Insurance and claims	49,137	2.7%	38,079	2.3%
Operating taxes and licenses	24,621	1.4%	25,037	1.5%
General and administrative expenses, net of gains	26,208	1.5%	20,402	1.2%
Communication and utilities	17,822	1.0%	18,230	1.1%
Total operating expenses	1,664,848	92.9%	1,580,055	95.7%
Operating income	127,875	7.1%	70,166	4.3%
Interest expense	(15,132)	(0.8)%	(19,290)	(1.2)%
Equity in earnings (loss) of associated companies	(600)	(0.0)%	(1,424)	(0.1)%
Earnings before income taxes	112,143	6.3%	49,452	3.0%
Income taxes	43,175	2.4%	12,363	0.8%
Net earnings	$68,968	3.9%	$37,089	2.2%
Average basic shares outstanding	79,174		75,087
Basic earnings per share	$0.87		$0.49
Average diluted shares outstanding	81,487		77,232
Diluted earnings per share	$0.85		$0.48

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended September 30
	2003	2002
Gross revenue

Truck	$213,799	$214,663
Intermodal	240,734	206,874
Dedicated	170,348	164,387
Logistics	(3)	(1)
Subtotal	624,878	585,923
Intersegment eliminations	(3,234)	(3,252)
Consolidated revenue	$621,644	$582,671

Operating income (loss)

Truck	$17,926	$10,050
Intermodal	25,061	13,220
Dedicated	14,629	4,120
Logistics and other (1)	(40)	636
Operating income	$57,575	$28,026

	Nine Months Ended September 30
	2003	2002
Gross revenue

Truck	$621,224	$614,250
Intermodal	681,682	590,588
Dedicated	501,195	458,581
Logistics	(4)	(4)
Subtotal	1,804,097	1,663,415
Intersegment eliminations	(11,374)	(13,194)
Consolidated revenue	$1,792,723	$1,650,221

Operating income (loss)

Truck	$31,617	$18,785
Intermodal	65,841	35,015
Dedicated	30,458	16,185
Logistics and other (1)	(40)	181
Operating income	$127,875	$70,166

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended September 30
	2003	2002

Truck
Operating ratio	91.6%	95.3%
Loads	243,564	247,301
Net revenue (excl. fuel surcharge) per tractor per week	$2,805	$2,830
Length of haul	529	557
RPLM (excl.fsc)	$1.535	$1.454
Loaded miles (000)	130,890	139,137
Total miles (000)	145,777	152,815
Empty miles %	10.2%	9.0%
Average tractors during the period	5,607	5,631
Tractors (end of period)
Company owned	4,712	4,977
Independent contractor	926	588
Total tractors	5,638	5,565
Trailers (end of period)	19,931	20,826
Average effective trailing equipment usage	15,030	15,664

Intermodal
Operating ratio	89.6%	93.6%
Loads	136,531	121,195
Net change in revenue per loaded mile (excl. fsc)	0.6%	(0.5% )
Revenue per load (excl. fsc)	1,707	1,678
Tractors (end of period)	983	916
Containers (end of period)	20,340	19,581
Average effective trailing equipment usage	19,800	18,790

Dedicated
Operating ratio	91.4%	97.5%
Loads	346,511	363,658
Net revenue (excl. fuel surcharge) per tractor per week	$2,897	$2,680
Average tractors during the period	4,474	4,759
Tractors (end of period)	4,411	4,819
Trailers (end of period)	6,158	5,275
Average effective trailing equipment usage	11,475	10,721

	Nine Months Ended September 30
	2003	2002

Truck
Operating ratio	94.9%	96.9%
Loads	713,454	735,978
Net revenue (excl. fuel surcharge) per tractor per week	$2,700	$2,659
Length of haul	536	553
RPLM (excl fsc)	$1.491	$1.422
Loaded miles (000)	387,867	410,613
Total miles (000)	430,450	453,139
Empty miles %	9.9%	9.4%
Average tractors during the period	5,604	5,804
Tractors (end of period)
Company owned	4,712	4,977
Independent contractor	926	588
Total tractors	5,638	5,565
Trailers (end of period)	19,931	20,826
Average effective trailing equipment usage	14,960	15,694

Intermodal
Operating ratio	90.3%	94.1%
Loads	385,513	350,640
Net change in revenue per loaded mile (excl. fsc)	0.8%	0.5%
Revenue per load (excl. fsc)	1,704	1,664
Tractors (end of period)	983	916
Containers (end of period)	20,340	19,581
Average effective trailing equipment usage	19,459	18,288

Dedicated
Operating ratio	93.9%	96.5%
Loads	1,016,315	1,026,814
Net revenue (excl. fuel surcharge) per tractor per week	$2,798	$2,639
Average tractors during the period	4,557	4,527
Tractors (end of period)	4,411	4,819
Trailers (end of period)	6,158	5,275
Average effective trailing equipment usage	11,470	10,661

Selected Balance Sheet Data

(dollars in thousands)

(unaudited)

	September 30, 2003	December 31, 2002	September 30, 2002

Current assets	$416,808	$433,181	$414,426

Total assets	1,297,290	1,318,728	1,298,916

Current liabilities	399,499	325,329	313,476

Total debt and capitalized leases	204,729	343,115	361,370

Stockholders’ equity	675,689	590,487	574,436

Actual shares outstanding end of period	80,030	78,635	78,498

Book value end of period	8.44	7.51	7.32